Exhibit 16.1

March 29, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 27, 2023, of CNH Industrial Capital LLC and are in agreement with the statements contained in section (a) paragraphs 3 through 6 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP